UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:   March 11, 2009

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200

Gold River, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 11, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved the 2009 compensation plan for InsWeb’s directors and executive officers. The compensation plan is comprised of cash compensation, and option grants. In approving the 2009 compensation plan, the Committee considered, among other things, compensation trends for publicly traded companies in the financial services and Internet marketing sectors.

As recommended by the Committee and approved by the Board of Directors, the 2009 base cash compensation for Hussein Enan (CEO), Kiran Rasaretnam (CFO), Steve Yasuda (Chief Accounting Officer), and Eric Loewe (General Counsel and Secretary) is unchanged from their 2008 cash compensation.  Each of these officers also was granted stock options which vest over three years.

To align the compensation of the executive officers with increased shareholder value, the Compensation Committee also approved a performance-based cash bonus and a performance-based option grant for the executive officers.  The cash bonus will be paid, and the performance options will vest, only if InsWeb is profitable, after taking into account the effects of the performance compensation plan and bonuses to other employees, on an adjusted EBITDA basis for fiscal 2009 and either the third or fourth quarter of 2009. The Compensation Committee reserved the right to pay a reduced cash bonus and vest a reduced number of stock options in the event the profitability target is met, but the payment of all employee bonuses would result in a greater than 50% reduction in adjusted EBITDA profitability for 2009.

A summary of the 2009 compensation for each named executive officer is shown in the table below:

NAME	BASE SALARY	OPTION GRANT(1)	PERFORMANCE BASED
			CASH (2)	STOCK OPTIONS (2)(3)
Hussein A. Enan (Chief Executive Officer)	$12	35,000	$100,000	50,000
Kiran Rasaretnam (Chief Financial Officer)	$200,000	30,000	$ 12,500	10,000
Steve Yasuda (Chief Accounting Officer)	$155,480	20,000	$ 7,500	6,500
Eric Loewe (General Counsel and Secretary)	$200,000	30,000	$ 12,500	10,000

(1) The options are subject to a three year vesting schedule as follows: one-third of the stock options vest on March 11, 2010; the remaining options vest ratably over the succeeding 24 months. The options have a seven year term.
(2) The maximum performance based cash bonus and stock option vesting is shown. A reduced cash bonus and partial vesting of options is at the discretion of the Compensation Committee under circumstances described above.
(3) Vesting is contingent on achieving adjusted EBITDA profitability as described above. The options have a five year term.

Additionally, on March 11, 2009, the Committee approved and the Board of Directors ratified the year 2009 compensation for non-employee members of the Board of Directors. Our non-employee directors are compensated by means of annual cash retainers of $40,000 and option grants, as well as being reimbursed for reasonable expenses incurred in attending meetings. Non-employee directors Mr. Corroon and Mr. Orr elected to receive their annual retainers as $20,000 in cash and an option grant of approximately 17,500 shares, which vests over one-year. Non-employee directors Mr. Chookaszian and Mr. Puccinelli elected to receive their entire annual retainer comprised of an option grant of approximately 35,000 shares, which vests over one-year. The chairman of the Audit Committee, Mr. Orr, will receive an additional fee of $2,500 for each regularly scheduled Audit Committee meeting attended. The annual retainers relate to the twelve-month period from January 2009 through December 2009. In addition, the InsWeb Corporation 2008 Stock Option Plan grants each non-employee directors an annual option grant to purchase 5,000 shares, with the date of grant being on or about July 1 of each year that they serve. These options are fully vested.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2009	INSWEB CORPORATION
(Registrant)

/s/ Kiran Rasaretnam
Kiran Rasaretnam
Chief Financial Officer